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                                                                     Exhibit 4.1


WHEREAS, the Company has entered into an agreement dated May 30, 1997 with Ronald Traban Associates, Inc. ("Traban") for public relations services, and

WHEREAS, the Company has entered into an agreement dated May 1, 1998 with Claridge Capital Corp.("Claridge") for marketing services, and

WHREAS, the Company is indebted to the law firm of Beckman, Millman & Sanders, LLP ("Beckman") for legal services rendered, and

WHEREAS, Traban, Claridge and Beckman have agreed to accept shares of the Company's common stock for the services which they rendered, be it

RESOLVED, that in payment for the remaining services due under the above referenced agreements, 91,757 shares of the Company's common stock be issued to Traban and 336,279 shares to Claridge, and be it

FURTHER RESOLVED, that 16,279 shares be issued to Beckman for legal services rendered, and be it

FURTHER RESOLVED, that all of the above referenced shares of the Company's common stock be registered in a registration statement on Form S-8 to be filed with the Securities and Exchange Commission.